Exhibit 99.2

DATATRAK INTERNATIONAL, INCORPORATED

Moderator: Terry Black
February 10, 2005
3:30 p.m. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the DATATRAK International Fourth Quarter 2004 Earnings Conference Call.

At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, DATATRAK management would like to remind you that in discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties.

DATATRAK’s results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31, 2003 filed with the SEC.

At this time, I will now turn the call over to Dr. Jeff Green.

Jeffrey Green: Thanks, Sherry. Welcome everyone to our conference call for the fourth quarter and the full year of 2004. We will begin with initial comments followed by questions and answers. We will discuss six topics today. Topic number one, financial results for the fourth quarter and the year end, including a general discussion of the outlook for 2005.

Topic number two, we will provide a few sentences regarding our rationale for the recent pipe transaction in December. Topic number three, review of the next innovation by our development team with the recent release of Version 4.0 of our product suite and why these advancements are important. Topic number four, a reminder that our message board at www.EDCforum.com is available and open to all for discussions about this industry.

Topic number five, summaries of some significant pending changes and scope with five large projects that would be a nice contributor to revenue and backlog over the next 24 months. Topic number six, a summary of important recognition of EDC by the Secretary of Health and Human Services in a recent government publication.

Let’s move to topic number one, fourth quarter and year-end financial results. Revenue for the fourth quarter of 2004 was again a record at $3.4 million. This compared to $1.97 million for the fourth quarter of ‘03, representing a 74 percent increase. Our gross profit margins remain strong at 76 percent.

Net income for the fourth quarter was $425,000 or seven cents per share basic and six cents per share fully diluted. This EPS was triple what we expected to see during the last conference call as we guided towards eight cents for the entire year, indicating that the fourth quarter was anticipated at that time to deliver two cents per share.

To place this into perspective, our revenue in the fourth quarter exceeded expectations by only eight percent, but because of our low capitalization and our business model leverage, this increased revenue essentially dropped completely to the bottom line and was reflected in the tripling of EPS, the profit of six cents per share in the fourth quarter compared to a loss of approximately $300,000 or five cents per share for the same period in ‘03.

As we mentioned in the last conference call, the fourth quarter can be a wild card dependent upon the urgencies of our customers. This year activity for the fourth quarter was greater than expected because many of our customers were trying to hit deadlines before the end of the year. The ramifications of this increased activity continued to be reflected in January as we again hit a record number of data items processed through our facility.

Revenue for the year was $11.3 million compared to $7.1 million for the same period in 2003, representing a 60 percent increase. After tax net income for the year ending in December was $817,000 or 13 cents per share basic and 12 cents per share on a fully diluted basis. Due to NOLs, our effective tax rate for 2004 was one percent. During the same period in 2003, the net loss was one million dollars or 19 cents per share.

Needless to say, we are pleased with such significant progress during 2004. Momentum towards the increase in use of EDC and clinical use is apparent as is the ability of DATATRAK to secure our share of this exciting market. The fact that the EDC market is relatively small today coupled with the growing body of evidence that adoption rates will continue to advance bodes well for growth for the foreseeable future.

Our cash position is strong, especially following the recent pipe transaction and was approximately $8 million at the end of the fourth quarter. Backlog at the end of the fourth quarter was 14.1 million. Backlog at the same point in time in 2003 was 14.6 million. Backlog as of today stands at approximately 13.4 million. Pending backlog that has not been signed yet totals approximately $6 million, which includes new projects and project extensions that will be discussed in a few minutes.

Pertaining to guidance for 2005, because of our limited visibility with respect to a number of work in progress opportunities that include existing and potential new customers and because we lack specific timelines for a number of anticipated trials, we do not have the ability to accurately estimate our revenue potential within a reasonable range.

Instead, we prefer to guide everyone by using general performance and economic parameters. In the next few paragraphs we will provide some examples as to why we are taking this approach and we will give some parameters to expect for 2005.

In general revenue terms we are comfortable that we will maintain the 50 percent revenue growth rates that we have been demonstrating with plenty of room for upside surprises. Let me provide some justification for our reluctance to state firm revenue values in ‘05 by sharing with you what has transpired with our carry over and expected revenue for 2005 just within the past month.

Our original carry over revenue for ‘05 from existing contracts at the end of ‘04 was $8.3 million. In just the past few weeks this has increased to $9.3 million. After the inclusion of some new contracts, some of which are not yet included in backlog, this has now grown to over $10.3 million.

In addition to this, we have recently received or been made aware of pending contract extensions for five large projects, which could add an estimated $5.3 million of additional revenue over the next 24 months. Similar to the new business line, none of this 5.3 million is included in backlog as yet. Once official, these contributions from existing contracts will further adjust revenue upwards. That is expected in 2005.

Therefore, within just the month of January, DATATRAK experienced as much as a $3 million swing in expected revenue for the coming year. This $3 million represents more than a quarter of our revenue for all of ‘04 and with this type of change occurring within the past 30 days or so, you can see the challenges and uncertainties one faces when trying to formulate estimates for the full year.

Once one adds on top of this potential the SAS relationship – which is getting started with multiple high-level meetings, one of which just took place just before this call which was organized by SAS with a large pharma that has already made an enterprise purchase of the SAS drug development product suite – there exists a strong potential for a very dynamic and at this time extremely unpredictable revenue picture for 2005. Excuse me.

As another example of potential from the SAS relationship, we were contacted by a current client minutes after our conference call on January sixth who wants to have their company participate in the aware offering that they described as right on target. This individual controls all of the worldwide clinical trials for this sponsor. A meeting with that client is scheduled for next Friday with DATATRAK and SAS.

All developments with SAS are at such an early stage that we cannot yet place numbers on the significance of this alliance with a confidence level that we would take to the street. Though the potential leverage of the DATATRAK aware program with SAS is exciting, we have no feel presently for the timing or magnitude of customer decisions.

These decisions will likely be larger in scope than those made on a trial by trial basis with just EDC alone and as such they will take more time in the selling cycle. Though the relationship with SAS has the potential to accelerate and augment our revenue, one should not ignore the obvious. None of the growth we experienced for fiscal 2004 over 2003 and none of the $3 million increase in ‘05 revenue projections that occurred in January were contributed to by SAS.

They were simply extensions of our routine EDC business. The relationship with SAS is significant, but is not the sole determinant of our future success, as all companies will now see the light with aware and some will choose to just continue with EDC alone.

Don’t forget, despite the compelling advantages of what we offer, many potential customers will cling to outdated habit satisfying the adage that bad ideas die hard. One can say that every business in the world has to deal with uncertainty in estimates and this is true.

However, most businesses that have a bit more – however, most businesses have a bit more of a track record than nine months of profitability and are larger in size than DATATRAK where the variability does not swing 30 percent in one month from last year’s total revenue.

I would argue that the clinical trials world is the ultimate in unpredictability ranging from complete cancellations to single $4 million change order decisions that can originate after a single meeting. Of course, this dynamic situation is aided by our love/hate business model of writing in scope contracts for a proverbial out of scope industry.

However, the absence of specific projections or timelines from some of our customers should not be interpreted as any sort of reluctance to move forward with EDC or with DATATRAK, but is representative of an immature market that is still residing in the project by project mentality and also signifies the multi-factorial decision process surrounding when, if and how a clinical trial is pursued.

Our customers have just as much uncertainty when planning clinical trials with paper. Hurry up and wait is a phrase that certainly fits this industry as well as situations where a decision is made one day to commit to a trial and work is expected to start feverishly within the following day in a rush fashion. We demonstrated a sampling of this with our fourth quarter results.

Without specific clarity and especially at our early stage of growth, we would prefer not to make uneducated estimates simply to just provide a number or a range that may prove to be inaccurate after just a few months. Because we do not wish to be misleading to the markets, we will reserve our speculations for internal purposes until our business is more mature.

To contradict this stance, one can say that we did relatively well in 2004, ultimately anyway, at hitting our lower end of guidance with projections that were made in February of 2004. These were adjusted downward in our third quarter conference call, only to land back where we originally anticipated.

This roller coaster of expectations is exactly what happened in 2004 and is a situation that we would prefer to avoid. The EPS perspective follows the same parallel and is even more dynamic than revenue because of the leverage in our business model. Within six weeks of the end of 2004 we guided to two cents EPS for the fourth quarter.

As you see from today, we exceeded that by three-fold, secondary to higher than expected patient data entry and many urgent change order requests, both of which were outside of historical predictability, especially for the fourth quarter. I will discuss in more detail in a moment the fact that we will support our increasing trial load and revenue growth with increased spending in several areas to prepare for and support that growth.

To some extent this increased spending is not fixed, but will be modified and adjusted according to actual needs and expectations as the year progresses. Because of this and the lack of good visibility, on our revenue outlook we are electing not to place a specific range of numbers around EPS for 2005. In my opinion, DATATRAK has worked hard to develop an excellent level of credibility and trust with the markets and we just do not want to risk that reputation based upon the pressure to just come up with a number.

Notwithstanding this situation, however, we also know that the markets need some assistance from those on the front lines, especially in a business sector as nascent and emerging and potentially as large as the EDC market. Therefore, we are providing the following parameters to create your own models.

Based upon our backlog, revenue, carryover and conservative estimates of new business, it is reasonable to expect a continuation of approximately a 50 percent revenue growth rate for DATATRAK in 2005 with the potential for upside surprises. We expect revenue growth to be gradual quarter over quarter with the potential for some lumpiness in the upward trendline.

We do not currently foresee events that will drive revenue out of proportion to past experiences. Immediate changes are difficult anyway because of our transaction based pricing model. Large revenue surprises would not be impossible, but we see nothing on the horizon to indicate such at this time.

If our current comfort level of maintaining our historical revenue growth changes or upside materializes, we will announce it at that time. We expect our gross margins to be at the 75 percent level for ‘05. We expect to augment our investment in development in 2005. This increased spending and development will approximate $800,000 for 2005.

As such, SG&A should increase by 35 to 40 percent in 2005 compared to 2004, which includes the $800,000 projected for development and also includes the required expensing of stock options beginning in 2005. We expect to continue to invest in infrastructure and in enhanced marketing efforts. We expect capital expenditures to be similar to 2004 at approximately the $1.3 million level. Finally, due to our NOLs, we expect our effective tax rate will be three percent for 2005.

The year of 2005 could be very dynamic because of an increasing focus of the clinical trials industry on EDC and because of recent high level government publications and messages from the President of the United States focusing on economic and safety advantages of technology and healthcare.

Clinical trials are part of health care and the specific term electronic data capture was used in a recent HHS publication. Our emerging market is on the radar screen. We will do our best to inform the market of developments that occurred throughout the year that could have an impact on our assumptions.

Topic number two, brief comments on the pipe transaction. We do not want to dwell too much on what has already transpired with the pipe, but we felt that communicating our rationale would be appropriate. First of all, it’s better to raise money when you don’t need it. We’ve raised money when begging and we’ve raised money when investors were seeking us. The second scenario is easier and less expensive. Sometimes investors are like banks.

When you don’t need them everyone wants you and when you truly need them they classify you as a high risk. DATATRAK didn’t have to raise additional money and we could have handled our increased investment for software, development and for the alliance with SAS with previous resources, though it would have made things tighter than we would have liked and could have potentially brought into question our ability to assure our customer base that we have the resources to facilitate and accommodate the increasing trial loads they are planning with us.

Management and the board felt that shoring up our balance sheet would be in the best long-term interest of our shareholders as long as we could finance at attractive terms and keep dilution low. We take diluting our shareholder base very seriously. Over the past six years we have step by step gradually raised a total of $12.7 million in order to secure DATATRAK’s future as a long-term winner in this market.

I think it is remarkable what we have been able to accomplish with such a limited amount of new capital. The bottom line of our pipe in December is that we have the opportunity to double our cash resources with only a seven percent dilution and we determined this was the right step to take.

Topic number three, version four of our product suite. On January 25th we announced our next innovation and software development with the release of version four. Version four has much new functionality that should enhance adoption rates of EDC. If you want a listing of the new functionalities, contact me to get a complete description of the advancements. There are two key innovations with version four that are important to understand.

The first is the unique ability to produce push button mid-study changes and place alterations of a protocol into production worldwide in a matter of minutes. Amendments to ongoing studies called mid-study changes are problematic for any EDC product heretofore, because one has to change a rigid structure that was designed for speed. This is similar to getting off the interstate and taking a country road. The result is that you go slower when you don’t take the freeway.

Prior to version four, these amendments often took days to weeks to configure, test and place into production. Since these changes had to be performed by personnel, they represent scalability and expertise issues that before version four usually required one of our software developers to be the architect of the changes. With version four these changes are literally push button.

This has two significant business perspectives. It means we will require fewer personnel in order to manage protocol changes. This helps scalability and cost. It also means that customers can easily take control over their clinical trial through tech transfer. Lastly, it’s another competitive advantage of DATATRAK EDC.

The second innovation of Version 4.0 is the ability to convert an ongoing trial initiated with another EDC product over to DATATRAK. With the unique offering of DATATRAK Aware, this switching capability means that clients do not have to wait until certain trials are over in order to take advantage of the efficiencies of immediately analyzable SAS data sets every 24 hours.

Topic number four, I just want to take a second to remind you all to take advantage of the EDC message board located at www.EDCforum.com. Anyone is free to read the discussions and ask questions about this exciting market. Many controversies and misperceptions can be cleared up through participation.

Topic number five, large looming contract extension. We have been informed by one of our current customers that a large project is extending in duration and expanding in size. This project may enroll sites in other countries, including Eastern Europe and Asia and will add another 3,800 patients.

This patient addition would bring the total projected enrollment to approximately 10,000, representing one of the largest EDC studies ever performed and equals a 10,000 patient enrollment performed with our software in the mid-1990s by our German colleagues.

It is estimated this change order will add approximately $4 million to the current budget, bringing the total to approximately $9 million for this one project. This has not been signed yet and therefore is not included in backlog. We will keep you informed and will announce when this is formalized.

Last week we were also notified by another customer of change orders on four large ongoing projects that total $1.3 million of additional requirements. Therefore, in January alone, as stated previously, we became aware of $5.3 million of potential backlog or revenue additions that may occur over the next several months.

Last topic, the Health and Human Services document on EDC. A document was published in January by the Secretary of Health and Human Services that directly addressed EDC. I would like to read just a few sections of this publication and if you want the full publication, please contact me and I’ll email it to you. I’m reading directly from the document on action item number three, which is entitled NIH slash FDA Initiative to Standardize E-Clinical Trials.

“The costs time and effort of conducting clinical trials create a significant barrier to the clinical testing of innovative technologies. A significant cost in these trials is the use of time consuming paper based documentation or the transfer of electronic records manually from one electronic system to a trial data set.”

I’m now going to insert some of my words as a comment to that and some people still try to promote the misperception that EDC is more expensive than paper. This just can’t be supported an apparently the secretary of HHS doesn’t buy into this argument either. Going back to the official document.

“Electronic data capture and management have the potential to significantly decrease the cost of medical product development while enabling real time safety analysis and early trend detection, thus improving patient safety. However, a standardized electronic environment must be available so that users don’t have to create a new electronic format each time a trial is set up so that electronic data will be recorded consistently across clinical research and clinical care databases.”

I’m now inserting my comments. This statement has implications for the DATATRAK Aware powered by SAS Alliance, as SAS is already the standard for statistical analysis. This statement also has implications directly dealing with standardization of data and plays directly into our development strategy regarding the Unifier family of products that will be capable of easily sharing data from disparate sources. Last paragraph of the HHS document.

“FDA and NIH will co-lead a new HHS sponsored initiative, which also involves the consolidated health informatics initiative and the national committee on vital and health statistics. The National Institute of Standards and Technology, which plays an important role in the Federal Information Technology and Security will collaborate. The goal will be to capture and manage electronically the data collected during the clinical trials.

To move this initiative forward, FDA and NIH will enlist other HHS agencies to participate. Other government agencies that are involved in the conduct of clinical trials and many private sector partners will also be involved as will standard-setting bodies.

This collaboration to identify the gaps and the existing standards between the current methods and more advanced electronic data systems. We expect to make rapid progress over the next two years to develop useable standards for this initiative.”

That’s the end of the HHS document. I’ll finish up with a couple other sentences and then we’ll be done. Our interpretation of this last paragraph of the HHS document is very enthusiastic as this is the sort of impetus we’ve been wishing for from the federal government for a long time. From the sounds of these statements, EDC is certainly on the radar screen of these agencies and there appears to be a cohesive effort amongst several groups with the same goals.

We had been hoping that we would be fortunate enough to get the FDA involved with EDC and now there are several other groups that want to collaborate on the identical objectives. For those of you who don’t know, HHS overseas Medicare and Medicaid through the states. They oversee the FDA.

They oversee the Center for Disease Control. They oversee the National Institute of Health and the Public Health Service. The HHS is the 800-ton gorilla from the government perspective. There is not a more all-compassing to have understand the meaning of EDC and when in the first paragraph they stated exactly the main reasons of patient safety and economics proves that they get it.

You should also understand that the federal government is also a customer of SAS. SAS has a separate government account group, which we are working with to be able to offer EDC to SAS linkage as a standard informational process as part of this enhanced government initiative.

We can only speculate why HHS is moving – is involving so many groups. It is our opinion they are viewing the entire continuum of healthcare information flowing from electronic patient medical records into clinical trial databases and onto the various approval agencies, such as the FDA.

Many of those steps today are largely conceptual, though laudable and were highlighted by the President in a recent visit to Cleveland in January. To the contrary, EDC is a reality and can deliver value today and can save money doing it without any further investment other than the mandate to do so.

Before I turn this over to questions, let me summarize by saying that 2004 was a year of strong growth on all fronts and significant accomplishments for our company. 2005 is off to a strong start. Speaking for myself and the rest of my team at DATATRAK, we are excited about the opportunities and challenges that lie ahead.

Terry and I would now be happy to answer and address any questions you might have.

Operator: Thank you. At this time if you do have a question or a comment, please press star one on your touch-tone telephone. If you are using a speakerphone, please remember to turn your mute function off to allow your signal to reach us. Once again if you do have a question or a comment today, please press star one now.

And we go first to Peter McMullin from Ryan Beck.

Peter McMullin: Hi, Dr. Green.

Jeffrey Green: Hi, Peter.

Peter McMullin: Wonderful conference call.

Jeffrey Green: Thank you.

Peter McMullin: Just – you know, I chatted just briefly the other day about, you know, Phase Forward and some of their comments on their conference call, maybe seeing a slow down in the business. Your results and expectations would seem to be going the other way. What are the differences here? You know, they indicated that, you know, they’ve got a little more industry concern with safety slowing down, EDC, just thoughts, comments on the differences.

Jeffrey Green: Well, I listened to the Phase Forward call as well. I think that there were some good points that they made that it is taking longer for some of the customers to make decisions because it is bubbling up to more of a corporate level appreciation than maybe what it has in the past. We haven’t seen that as much and here’s the reason I believe why. Phase Forward sells EDC.

They sell Clintrial, which is a back-end database management system. They sell a safety system. It’s sort of an enterprise-wide application of multiple tools. We, at this point in time, sell specifically EDC. We have other products that support EDC, but we don’t sell CDMS systems and everyone knows our thoughts on what the future is. I think that they faced a different set of buying decisions, but I think that their comments are real. They just might happen to be specifically related to what they’re selling.

Peter McMullin: Thank you and congratulations again.

Operator: And once again if you do have a question or a comment, please press star one now. We go to Ross Koller from Diker Management.

Ross Koller: Yes, Terry, and how are you? Great quarter.

Terry Black: Fine.

Ross Koller: Can you talk about – is having more cash on the balance sheet, is that helping you accelerate some of these deals? I mean, because there’s lot of viability issues?

Terry Black: I’d have to be honest and say no, it’s not. It always has the potential to and two years ago when we had a couple million dollars in the bank it was a discussion frequently. When we had $4 million in the bank and were starting to show early signs of profitability and positive cash flow, it wasn’t really that much of a discussion.

With eight million I don’t think it’s going to be a discussion either, but before I sound like I’m contradicting what we did, if we would have tried to tow the line tighter and spend money on development, the additional 800 grand, and some other infrastructure things that we want to do and to bang forward the SAS relationship and marketing expenditures, we would have been right back to the $3 million or so cash balance.

And that might have – and I’d put quotes around it – it might have invited some of those discussion to come back. So I can’t say that it’s going to help us close any massive deals, but it’s certainly going to eliminate the possibility of any question.

Ross Koller: Great. Thank you.

Operator: We go next to Doug Fisher from Matador Capital.

Doug Fisher: Hey, Jeff. Nice quarter. Just wondered if you could clarify one thing you said. You mentioned that you were contacted by it sounded like a current SAS customer right after the conference call you held discussing that alliance who you mentioned was responsible for worldwide clinical trials for an organization. Can you just give us some feel for what type of entity that is, if that’s a big pharma, big biotech, emerging biotech, specialty pharma, et cetera?

Jeffrey Green: Let me just correct one thing, Doug, and maybe I stated incorrectly. That was a current customer of ours that called us...

Doug Fisher: Oh, OK.

Jeffrey Green: ...that wants to become part of the SAS program. And they were looking at SAS drug development separately and I think now they see that they can – they can basically get all the advantages of SAS drug development without going through the larger license commitment.

So I think they were attracted a lot by that, as well as the strategy. This individual happens to be a data manager. He understands the strategy of what we’re doing and believes that it’s the right pathway to take. The company that he works at is above a biotech, but below a big pharma, several billion in revenue and encompasses the entire world.

Doug Fisher: OK. Is that all that unusual? I thought, as you mention, it’s kind of still a project by project mentality out there. I’m surprised that – to hear that there’s an individual in that person’s position that oversees the trial activity on a global basis who is, you know, aware of not only, but a believer and supporter of using EDC kind of at that level.

Jeffrey Green: Yes. Your statement is correct, Doug, that he is a bit unusual and so is his company because they recently went through a reorganization to centralize the decision-making process. So they are – they are relatively unique compared to the silo approaches of most of our customers.

Doug Fisher: OK. That’s helpful. And can you talk a little bit about hit rate when you’re dealing with – when you’re pitching new customers during 2004? I know obviously you’re getting a lot of renewal business and if you were to separate that out of the mix, what is the success rate then?

Jeffrey Green: I would say that if you take away the repeat business, which is somewhat jaded because that hit rate is obviously high, I don’t think our hit rate with new customers has gone up. We still see customers where you present everything and they decide they’re not ready yet. They want to stick with paper.

We’re hoping that this is going to be dramatically affected by the relationship with SAS and the efficiencies it brings that this will be so compelling that it – we’re trying to remove the excuses for people saying, “Well, I’m more comfortable with paper.” But in direct answer to your question, and Terry may differ with me, but I would say our hit rate with new customers alone is still around the 25 percent range.

Doug Fisher: OK. And based on kind of, you know, when you do get objections from customers when you’re looking for – to establish new relationships, the version four release, I mean, is that something also that might have a meaningful impact on that hit rate?

Jeffrey Green: Yes, because the mid-study change process, as I said, is a headache for all technology companies to my knowledge and the version four significantly goes beyond that. So I believe that that will have an impact. We still have at some points in time people that have a religion of either liking or not liking a citric approach which we utilize versus a pure web approach. We still run into that sort of thing, less so than we used to, but it still exists to some extent.

Doug Fisher: OK. One other question, on the trials that are going to be extended here, which would potentially, you know, could add 5.3 million to future revenue streams, although I think you said over 24 months. Is – I’m just trying to understand what has to happen for those to get kind of finalized.

Have you been told by the sponsors involved that the decision has already been made at corporate to go ahead and extend those trials and essentially have to go to the formal process of getting documents signed or are there still decisions to be made at corporate to determine whether that occurred?

Jeffrey Green: For 1.3 million of the 5.3 we’ve already done the budgets and signed everything on our end. We’re just waiting for their signature. So that is like 99 percent down the road. The $4 million chunk is what we have been told by the medical director in charge of the project and we still have to spec out what the budget of that would be.

We are estimating on a per-patient basis that it would be in the $4 million range, but that’s a very rough number. It more than likely would be higher than that because $1000 a patient is relatively inexpensive for some of the additions they want to do.

Doug Fisher: But I’m – in that instance, because I can’t tell if the decision has definitely been made at corporate to go ahead with those extensions or...

Jeffrey Green: The one point – the one point three, yes, that’s already done. The four million is with the safety board and they’re evaluating that now.

Doug Fisher: OK.

Jeffrey Green: But this is such a high profile project that no one believes that it will not be extended.

Doug Fisher: OK. So all those four trials involve the same compound?

Jeffrey Green: No. The four million is one study. The 1.3 million of change orders is four separate projects with the same customer.

Doug Fisher: OK. I’m sorry. I’ve gotten my notes confused a little bit and just lastly your comment about reluctance to give financial guidance and you having worked hard to develop credibility and trust with the financial markets. You know, we’ve been investors in the company for numerous years and I think you have done that in spades and you are to be commended for it.

Jeffrey Green: Thanks, Doug.

Operator: We go next to Chris Ryder.

Chris Ryder: Hi. Congratulations. I understand your reluctance to be inaccurate with your ‘05 guidance, but if we could go a little bit further up on like that three to five year timeframe, as we think about the (SDD) opportunities, what’s the typical number of trials that an (SDD) trial – an (SDD) placement would have?

Jeffrey Green: Boy, I’m not the best person to answer that since I – we’re just starting to become involved with (SDD). I will give you my impression and my discussions and experience with the SAS folks so far. (SDD), if it is purchased as a license by a company to put behind their firewall and use internally, it is usually a corporate wide approach involving hundreds of users.

So I can’t give you an answer on how many trials they do because I don’t have any facts related to that, but it’s an enterprised deployment involving hundreds of users either usually in the statistician and data management department and maybe even extending into the clinical area.

What we would hope to do with this with SAS and the benefit that SAS is is number one you can get more broader exposure of (SDD) for everybody because you now can get access to it without buying an enterprise license and paying on a study by study basis.

And the other thing it does for SAS is if you find a customer like the one we spoke with today that has already decided to make that purchase and now we like EDC in with it, now – you’re now adding all of the divisions – the clinical divisions.

And the divisions around the world who want to use EDC are now also going to have to have licenses to access the SAS drug development as part of their EDC trials because they want to analyze and look at the information quickly and that will broaden their exposure within that company. So – but I’m sorry, but I can’t give you just the number of trials because I don’t have any facts related to that.

Chris Ryder: Thanks for your time.

Jeffrey Green: Yes.

Operator: And once again if you do have a question, it’s star one. And we go to Andrew Bugyis.

Andrew Bugyis: Hey, Doc.

Jeffrey Green: Hi, Andy.

Andrew Bugyis: Let’s go back to this hit rate, this 25- percent hit rate. You folks altered how you would entertain CRO bids a couple years ago.

Jeffrey Green: Yes.

Andrew Bugyis: You won’t do a bid for them unless your bid simultaneously goes to the ultimate user of the product so the CROs can’t manipulate the costs or anything like that or use you as a backdrop for what they’re going to charge, correct?

Jeffrey Green: That’s correct.

Andrew Bugyis: All right, where is the CRO contingent relative to using EDC?

Jeffrey Green: Well, that’s a good question, Andy, and I think it is definitely shifting. It is shifting towards the recognition that EDC is not going away. It’s actually expanding and growing, the technologies are getting better, the ability to deliver is getting better the receptivity of the customer is getting better and pharma, and biotech, and medical device companies are actually asking the CROs to be able to do it.

So we have several CROs that have called us so far this year that – for two things, they want to get involved and be able to participate in the SAS program with us to see how they could become involved with that, and they also want to under to technology transfer so that they can brand their own EDC service and call it CRO EDC if they want and then use DATATRAK much in the same way Dell and IBM use Intel inside.

And then they can brand it that way, they can be designing their own forms. They can substitute a revenue stream that they would be losing on the paper process with creating a new revenue stream by learning how to do EDC. So we are seeing a shift in the CRO area. But I will tell you, after that comment, that it is largely the mid-tier and niche CROs, it’s not the big guys yet.

Andrew Bugyis: OK, one more. You mentioned tech transfer ...

Jeffrey Green: Yes.

Andrew Bugyis: Is the phenomena of the ultimate user to accept tech transfer about linear now or is it increasing? Because that, theoretically there – if they don’t want to do that that’s a potential significant bottleneck for you people adding personnel. So are they still continuing to prefer that?

Jeffrey Green: I would say the majority of our customers are having us do everything for them.

Andrew Bugyis: OK.

Jeffrey Green: We – I think we did about five tech transfers last year. We’ve got several others on schedule to do this year and the – some of the ones who trained last year now want to upgrade to version four because version four is a lot easier to work with in terms of mid-study changes and things. So I would say it’s a gradual progression, it’s not shooting off like a rocket like I think it will over the next year to two. And the majority of our customers we are still doing the heavy lifting for them.

Andrew Bugyis: OK. Thanks.

Operator: We go next to Ed Kucler.

Ed Kucler: Hi, Jeff; Ed Kucler.

Jeffrey Green: Hi, Ed.

Ed Kucler: What’s the latest on institutional buying, Fidelity, et cetera ...

Jeffrey Green: I don’t know the answer to that. The only thing I do know that was published as part of the pipe is Fidelity participated in a small way in the pipe. Other than that, I have no idea, you know, who is accumulating stock or who’s buying it or what’s going on.

Ed Kucler: OK. They were at 447 at one time I think, something like that ...

Jeffrey Green: Yes, I ...

Ed Kucler: ... 447,000. And they’ve gone beyond that you think or you don’t know?

Jeffrey Green: I don’t know, Ed.

Ed Kucler: OK. Thanks.

Jeffrey Green: Yes.

Operator: We go next to Robert Cardwell.

Robert Cardwell: Good evening.

Jeffrey Green: Hi, Bob.

Robert Cardwell: Trying to understand Version 4.0. Would you say that mainly it represents ease of use or is there some compelling thing about it that would make it a sales incentive?

Jeffrey Green: I would say it’s compelling, Bob, that it makes a sales incentive for the following reason. The mid-study change process was a real headache before Version 4.0. What you have to do is you have to go in the actual database layer of your study and decompile it, make your change, and then put it back together again.

Our German architect, who had to oversee some of these complex changes, called it brain surgery. So Version 4.0 completely removes that and the compelling – the compelling change was that the architectural layer and the requirement of having to go to the database level to make your changes in your study has been completely automated.

So now it’s literally (a button) and you can make your mid-study changes in the backend databases automatically in sync with that. And the selling advantages is that if people want to do tech transfer and they want to do mid-study changes it’s very easy for them to do that now whereas before we would have probably had to consult and work with them and supervise those changes ourselves.

So I think it’s become a real selling advantage and I think it’s going to be an operational advantage because, as I said, some of our people including high-level development people used to spend days to weeks configuring these changes and now that’s not required anymore.

Terry Black: It will enhance getting the file started faster as well. Was oftentimes a lot of work up front and with Version 4.0 that’s accelerated much, much more than in the past. It also lowers their cost in the startup as well.

Jeffrey Green: Our first trial that was designed with Version 4.0 was actually officially before it was released but we did it. It reduced – according to our data – senior data manager in Germany’s comments, it reduced the design time by 80 percent.

Robert Cardwell: OK. On your sort of tentative guidance of 50 percent top-line growth – which is great but would be a lot less than we’re used to – I’m just wondering if you can tell us – I mean, how much of – how much of that is caution and is there – is there any – well how much is more than the normal caution? Would it be – would it be surprising to, you know, to see a continuation of top-line that we have been seeing?

Jeffrey Green: Well, you know, if feel bad, Bob, because I think we’ve spoiled you.

Robert Cardwell: Yes.

Jeffrey Green: And, you know, we were nervous about Q4 because I wouldn’t count on the 70-percent revenue growth continuing. I think that is sticking our neck out too far. I think we’re comfortable with the 50-percent growth and I think the way we phrased our wording is what I’ll probably stick with is there’s plenty of room for upside surprises. And that’s sort of what we’re comfortable with going out with.

Robert Cardwell: OK. I’m wondering about the – your cap ex and overhead long term. How fast would you say that would go up long term as a function of sales?

Jeffrey Green: I think the qualifier we gave a couple conference calls ago – and I think Andy Bugyis was the one that asked, it might have been early in the years – but we estimated for every $5 million in revenue that we would be spending about a half-million-dollars in cap ex. And I – Terry, do you have any ...

Terry Black: No, it’s probably a little more than that it’s probably closer to a million. But it’s not – it’s not that predictable because as our business continues to grow and we roll out different initiatives. You know, we’re giving guidance for ‘05 of 1.3 and we’re saying that the 50-percent growth in revenue they can figure out what those numbers – you know, those are guidance and so forth – what those numbers really mean.

You can kind of see where that takes you in terms of what your potential is with the numbers. But going beyond that we don’t have a lot of visibility just yet to tell us what that’s going to be nor do we see huge amounts in the future either to get to the next level.

Robert Cardwell: So that – so that you see – but you see a direct relationship, that is you have to – you have to – you have to spend the same amount ...

Terry Black: Yes.

Robert Cardwell: ... or sales dollar.

Terry Black: You have to – you have to spend proportional because you have to keep building your hosting facility and your other infrastructure. So if you look at what’s there, there is some relationship for that that would be predictable I guess.

Robert Cardwell: OK, that’s it for me. Thank you.

Operator: And we go to Tom Zeifang.

Tom Zeifang: Hi, Dr. Green, question on cap ex for ‘05.

Jeffrey Green: Yes.

Tom Zeifang: What is – what is the cap ex?

Jeffrey Green: One point three.

Tom Zeifang: 1.3; is that all servers or what exactly is that?

Jeffrey Green: It’s a combination of things like servers and other infrastructure that we’re building. I don’t want to get into a lot of details on it but that’s the type of things that are in there, yes.

Jeffrey Green: It’s licenses, you know, Microsoft, Oracle licenses as you expand your databases.

Tom Zeifang: OK. And then you haven’t – one the SAS business that comes in, what’s the margin on that business versus your own business?

Jeffrey Green: We don’t have any experience level yet to state that. And if I gave you any more information it would sort of be disclosing, you know, how that revenue is shared with SAS, which we’d prefer not to do.

Tom Zeifang: OK, OK. Thank you very much.

Jeffrey Green: Yes.

Operator: And there are no further questions, Mr. Black. I’ll turn it back over to you for any closing remarks.

Terry Black: OK, that’s it, Jeff.

Jeffrey Green: OK. Thanks, everyone, for attending and good night.

Male: Good night.

Operator: Thank you. And if you’ve missed any portion of this call, you can hear a rebroadcast of this conference by calling 719-457-0820 and reference the pass code of 2535641, followed by the pound sign on your touch-tone keypad. This rebroadcast will be available from February 11th at 6:30 Central time to 7:30 Eastern time to February 18th at midnight at 1:00 a.m. Eastern time. Thank you and have a good day.

END